   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1997

                                                       REGISTRATION NO. 333-9761
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------


                                AMENDMENT NO. 6
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           SUPERIOR SUPPLEMENTS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          DELAWARE                         2833                  11-3320172
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
      OF ORGANIZATION)           CLASSIFICATION CODE NO.)    IDENTIFICATION NO.)

                            ------------------------
                                270 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 231-0783
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------
                               LAWRENCE D. SIMON
                                   PRESIDENT
                                270 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788
                                 (516) 231-0783
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

       STEVEN F. WASSERMAN, ESQ.                  STEVEN A. MORSE, ESQ.
      BERNSTEIN & WASSERMAN, LLP                   LESTER MORSE, P.C.
           950 THIRD AVENUE                        111 GREAT NECK ROAD
          NEW YORK, NY 10022                      GREAT NECK, NY 11021
            (212) 826-0730                           (516) 487-1446

         (212) 371-4730 (FAX)                     (516) 487-1452 (FAX)

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In connection with the Offering, the Underwriters agreed to indemnify the Company, its directors, and each person who controls it within the meaning of
Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriters specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise.

     Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company does not currently have any liability insurance coverage for its officers and directors.

ITEMS 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this Offering are as follows:

SEC filing fee*...........................   $ 10,000
NASD filing fee...........................   $  2,000
Accounting fees and expenses*.............   $ 75,000
Legal fees and expenses*..................   $175,000
Blue Sky fees and expenses*...............   $ 55,000
Printing and engraving*...................   $ 65,000
Transfer Agent's and Registrar's fees*....   $  4,000
Miscellaneous expenses*...................   $ 39,000
                                             --------
Total.....................................   $425,000
                                             --------
                                             --------

------------------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information sets forth all securities of the Company sold by it since inception, which securities were not registered under the Securities

Act of 1933, as amended:

     In April, 1996, the Company issued (i) (a) 3,000,000 shares of Common Stock to PMF, Inc., a company wholly-owned and controlled by Barry Gersten, and (b) 3,000,000 Class A Warrants for a cash consideration of $50,000 and (ii) 5,000,000 shares of Preferred Stock to PMF, Inc. for a cash consideration of $5,000.

     In May, 1996, the Company issued 500,000 shares of Common Stock to Compare Generiks, Inc. ('CGI') (i) for a cash consideration of $100,000, and (ii) in exchange for the issuance of 200,000 shares of common stock of CGI.

     In May, 1996, the Company borrowed an aggregate of $300,000 from Dune Holdings, Inc. and Clinthill Investment Ltd., two (2) unaffiliated lenders (the 'Bridge Lenders'). In exchange for making loans to the Company, each Bridge Lender received two promissory notes (the 'Bridge Notes'). Certain of the Bridge Notes are in the aggregate principal amount of $200,000 (the 'Principal Bridge Notes') and the other Bridge Notes are in the aggregate principal amount equal to $100,000 (the 'Convertible Bridge Notes'). Each of the Bridge Note bears interest at the rate of eight percent (8%) per annum. The Bridge Notes are due and payable upon the earlier of (i) April 30, 1997 and (ii) the closing of an initial underwritten public offering of the Company's securities. In addition, each Convertible Bridge Note converts into a number of Class A Warrants equal to ten (10) times the principal amount of such Convertible Bridge Note upon consummation of the Offering. The Company entered into the bridge financing transactions because it required additional financing and no other sources of financing were available to the Company at that time. Further, the Company agreed to register the Class A Warrants issuable upon conversion of the Convertible Bridge Notes, as well as the shares of Common Stock issuable upon exercise of the Class A Warrants in the first registration statement filed by the Company following the date of the loan. In order to expedite NASD approval of the Offering, in February 1997, the Company repaid its obligations under the Principal Bridge Notes and the Convertible Bridge Notes. As a result, the holders of the Convertible Bridge Notes have forfeited their right to convert such notes into Class A Warrants.

     The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, and the provisions of Regulation D promulgated thereunder for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

     Reference is also made hereby to 'Certain Transactions,' 'Dilution,' 'Principal Stockholders' and 'Description of Securities' in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

     All of the aforesaid securities have been appropriately marked with a restricted legend and are 'restricted securities' as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the 'private placement' exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The Transfer Agent and registrar of the Registrant will be instructed to mark 'stop transfer' on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27. EXHIBITS.


EXHIBIT
NUMBER     DESCRIPTION
-------    ----------------------------------------------------------------------
 1.01***** -- Form of Underwriting Agreement.
 1.02***** -- Form of Agreement Among Underwriters.
 1.03****  -- Form of Consulting Agreement.
 1.04****  -- Form of Selected Dealer Agreement.
 1.05***** -- Form of Warrant Exercise Fee Agreement.
 3.01*     -- Certificate of Incorporation of the Company dated April 24, 1996.
 3.02*     -- By-Laws of the Company.
 3.03*     -- Form of Certificate of Designation of Series A Preferred Stock.
 4.01**    -- Specimen Certificate for shares of Common Stock.
 4.02***   -- Specimen Certificate for shares of Series A Preferred Stock.
 4.03**    -- Specimen Certificate for Class A Redeemable Common Stock Purchase
              Warrant.
 4.04****  -- Form of Warrant Agreement by and among the Company and American
              Stock Transfer & Trust Company.
 4.05***** -- Form of Underwriters' Unit Purchase Warrant.
 5.01      -- Opinion of Bernstein & Wasserman, counsel to the Company.
 9.01**    -- Form of Voting Trust Agreement.
10.01*     -- Supply Agreement between the Company and PDK dated as of May 14,
              1996.
10.02*     -- Supply Agreement between the Company and CGI dated as of May 31,
              1996.
10.03**    -- Lease between the Company and Park Associates dated as of May 1,
              1996.
10.04*     -- Subscription Agreement between the Company and CGI dated as of May
              31, 1996.
10.05*     -- Employment Agreement between the Company and Lawrence D. Simon dated as of May 1, 1996.
10.06*     -- Form of May, 1996 Bridge Loan Agreements.
10.07*     -- Revolving Credit Agreement between the Company and Dune dated May
              31, 1996.

10.08*     -- Promissory Note in favor of PMF dated June 26, 1996.
10.09*     -- 1996 Stock Plan.
23.01      -- Consent of Bernstein & Wasserman (to be included in Exhibit 5.01).
23.02      -- Consent of Holtz Rubenstein & Co., LLP


------------------
   * Previously filed on August 8, 1996 as an exhibit to the Company's Registration Statement on Form SB-2 and incorporated herein by reference.

  ** Previously filed on October 24, 1996 as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 and incorporated herein by reference.

 *** Previously filed on December 6, 1996 as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form SB-2 and incorporated herein by reference.

**** Previously filed on February 6, 1997 as an exhibit to Amendment No. 4 to the Company's Registration Statement on Form SB-2 and incorporated herein by reference.


***** Previously filed on February 21, 1997 as an exhibit to Amendment No. 5 to the Company's Registration Statement on Form SB-2 and incorporated herein by reference.


ITEM 28. UNDERTAKINGS.

     (a) Rule 415 Offering

     The undersigned Registrant will:

          1. File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers

     The undersigned Registrant will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (c) Indemnification

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 22 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Rule 430A

     The undersigned Registrant will:

     1. For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.


     2. For any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in New York, New York on February 24, 1997.


                                          SUPERIOR SUPPLEMENTS, INC.


                                          By:        /s/ LAWRENCE D. SIMON
                                              ----------------------------------
                                                       Lawrence D. Simon
                                                      President, Chairman,
                                                  Financial Officer, Principal
                                                           Accounting
                                                      Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendments thereto has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                   TITLE                         DATE
          ---------                   -----                   ----------------

    /s/ LAWRENCE D. SIMON        President, Chairman,         February 24, 1997
------------------------------   Chief Financial Officer,
      Lawrence D. Simon          Principal Accounting
                                 Officer and Director


    /s/ REGINALD SPINELLO        Director                     February 24, 1997
------------------------------
      Reginald Spinello


   /s/ MATTHEW L. HARRITON       Director, Secretary          February 24, 1997
------------------------------
     Matthew L. Harriton


   /s/ STEVEN F. WASSERMAN       Director                     February 24, 1997
------------------------------
     Steven F. Wasserman



   /s/ DR. DANIEL DURCHSLAG      Director                     February 24, 1997
------------------------------
     Dr. Daniel Durchslag